Exhibit 99.1

Cherokee Inc.	Integrated Corporate Relations, Inc.
6835 Valjean Ave.	12121 Wilshire Blvd. Suite 300
Van Nuys, CA 91406	Los Angeles, CA 90025
(818) 908-9868	(310) 954-1100
Contact: Russell J. Riopelle, Chief Financial Officer	Contact: John Mills

For Immediate Release:

Cherokee Inc. Reports Fourth Quarter and

Fiscal Year 2010 Results

VAN NUYS, CA (April 15, 2010) — Cherokee Inc. (NASDAQ:  CHKE), a leading licensor and global brand management company, today reported financial results for the fourth quarter and fiscal year ended January 30, 2010 (“Fiscal 2010”).

Net revenues for the fourth quarter of Fiscal 2010 totaled $7.6 million, as compared to $6.1 million reported in the fourth quarter of fiscal 2009.  Selling, general and administrative expenses totaled $2.4 million in the fourth quarter of Fiscal 2010, as compared to $2.3 million in the same period last year.  Net earnings were $3.1 million or $0.35 per diluted share, as compared to $2.4 million, or $.27 per diluted share in the same period last year.

For the year ended January 30, 2010, net revenues totaled $32.6 million, as compared to $36.2 million in the same period last year.  Selling, general and administrative expenses totaled $12.2 million in Fiscal 2010 as compared to $13.3 million in the same period last year.  Net earnings totaled $12.6 million, or $1.43 per diluted share, as compared to fiscal 2009 net earnings of $14.3 million, or $1.61 per diluted share.

Russell J. Riopelle, Chief Financial Officer, added, “We once again ended our year in an enviable and solid financial position, generating a significant amount of free cash flow and a balance sheet with $9.4 million in cash and no debt.  This financial strength has allowed us to continue to pay significant dividends to our shareholders.  We look forward to continuing to return excess profits to our shareholders, as conditions permit and at the discretion of our Board of Directors.”

The Company expects to file its form 10-K for the fiscal year ended January 30, 2010 with the SEC on or before April 14, 2010.

About Cherokee Inc.

Cherokee Inc. based in Van Nuys, is a marketer, licensor and manager of a variety of brands it owns (Cherokee, Sideout, Carole Little and others) and represents.  Currently, Cherokee has licensing agreements in a number of categories, including family apparel, fashion accessories and footwear, as well as home furnishings and recreational products.  Premier clients for the Cherokee brand around the world include Target Stores (U.S.), Tesco (U.K., Ireland and certain other European countries), Zellers (Canada), Pick ‘n Pay (South Africa), Grupo Pão de Acucar (Brazil), S.A.C.I. Falabella (Chile and Peru), Arvind Mills (India), Shufersal LTD. (Israel), Comercial Mexicana (Mexico), Eroski (Spain) and RT Mart (Peoples Republic of China).  Premier clients for Cherokee’s other brands include the TJX Companies (U.S., Canada and Europe) for the

Carole Little brands, and Shanghai Bolderway (China) for the Sideout Brand.  Cherokee also placed the Norma Kamali brand with Wal-Mart.

Statements included within this news release that are not historical in nature constitute forward-looking statements for the purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995.  When used, the words “anticipates”, “believes”, “expects”, “may”, “should” and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements included in this press release (including, without limitation, express or implied statements regarding dividend payments, revenues from new licensees and potential future business development) involve known and unknown risk and uncertainties that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such risks and uncertainties, include, but are not limited to, the effect of national, international and regional economic conditions, the financial condition of the apparel industry and the retail industry, the overall level of consumer spending domestically and internationally, the effect of intense competition in the industry in which the Company operates, adverse changes in licensee or consumer acceptance of products bearing the Company’s brands as a result of fashion trends or otherwise, the ability and/or commitment of the Company’s licensees to design, manufacture and market Cherokee, Sideout and Carole Little branded products, the Company’s dependence on a select group of licensees for most of the Company’s revenues, the Company’s dependence on its key management personnel and adverse determinations of claims, liabilities or litigations.  A further list and description of these risk, uncertainties and other matters can be found in the Company’s Annual Report on Form 10-K for Fiscal Year 2010, and in its periodic reports on Forms 10-Q and 8-K (if any).  Undue reliance should not be placed on the forward-looking statements contained herein because some or all of them may turn out to be wrong.  The Company disclaims any intent or obligation to update any of the forward-looking statements contained herein to reflect future events and developments.

(Financial tables follow)

CHEROKEE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Year ended
	January 30,	January 31,	January 30,	January 31,
	2010	2009	2010	2009

Royalty revenues	$7,555,000	$6,121,000	$32,570,000	$36,222,000

Selling, general and administrative expenses	2,422,000	2,327,000	12,212,000	13,326,000
Operating income	5,133,000	3,794,000	20,358,000	22,896,000

Other income (expense):
Interest expense	—	—	—	—
Investment and interest income	5,000	24,000	24,000	168,000
Total other expenses, net	5,000	24,000	24,000	168,000

Income before income taxes	5,138,000	3,818,000	20,382,000	23,064,000

Income tax provision	2,028,000	1,436,000	7,811,000	8,718,000
Net income	$3,110,000	$2,382,000	$12,571,000	$14,346,000

Basic earnings per share	$0.35	$0.27	$1.43	$1.62

Diluted earnings per share	$0.35	$0.27	$1.43	$1.61

Cash dividends per share	$0.50	$0.50	$2.00	$2.50

Weighted average shares outstanding
Basic	8,814,187	8,814,187	8,814,187	8,882,854
Diluted	8,814,187	8,814,187	8,814,187	8,886,592

CHEROKEE INC.

CONSOLIDATED BALANCE SHEETS

	January 30,	January 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$9,419,000	$13,652,000
Receivables	6,939,000	5,475,000
Prepaid expenses and other current assets	101,000	75,000
Taxes receivable	1,271,000	1,609,000
Deferred tax asset	740,000	795,000
Total current assets	18,470,000	21,606,000

Deferred tax asset	630,000	894,000

Property and equipment, net of accumulated depreciation of $800,000 and $725,000, respectively	185,000	210,000
Trademarks, net of accumulated amortization of $10,522,000 and $9,081,000, respectively	7,866,000	9,013,000
Other assets	14,000	14,000
Total assets	$27,165,000	$31,737,000

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and other accrued payables	$967,000	$954,000
Accrued compensation payable	2,536,000	2,902,000
Income taxes payable	1,260,000	734,000
Accrued dividends payable	3,349,000	4,407,000
Total current liabilities	8,112,000	8,997,000

Stockholders’ Equity:
Preferred stock, $.02 par value, 1,000,000 shares authorized None issued and outstanding	—	—
Common stock, $.02 par value, 20,000,000 shares authorized, 8,814,187 shares issued and outstanding at January 30, 2010 and at January 31, 2009, respectively	176,000	176,000
Additional paid-in capital	15,187,000	14,875,000
Retained earnings	3,690,000	7,689,000
Stockholders’ equity	19,053,000	22,740,000
Total liabilities and stockholders’ equity	$27,165,000	$31,737,000